Exhibit (g)(6)

PACIFIC GLOBAL ETF TRUST

FIRST AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT effective as of the last date on the signature block to the Fund Administration Servicing Agreement, as amended is entered into by and between PACIFIC GLOBAL ETF TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Fund Administration Servicing Agreement dated as of January 14, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend Exhibit A, the funds list of the Agreement to add new funds to its series; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

PACIFIC GLOBAL ETF TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Joshua Schwab	By:	/s/ Anita Zagrodnik
Name: Joshua Schwab		Name: Anita Zagrodnik
Title: Vice President		Title: Senior Vice President
Date:10/16/19		Date:10/16/19

Exhibit A to the Fund Administration Servicing Agreement

Separate Series of Pacific Global ETF Trust

Pacific Global US Equity Income ETF

Pacific Global Focused High Yield ETF

Pacific Global International Equity ETF

Pacific Global Senior Loan ETF